Exhibit 99.1

RealD Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

LOS ANGELES (February 5, 2014) - RealD Inc. (NYSE: RLD), a leading global licensor of 3D and other visual technologies, today announced financial results for its third quarter of fiscal 2014 ended December 31, 2013.

“RealD delivered a strong third quarter, outperforming across nearly every financial measure,” said Michael V. Lewis, Chairman and Chief Executive Officer of RealD.  “Both RealD box office and licensing revenue were up year-over-year, led by the success of Gravity.  Delivering over $300 million in RealD box office to-date, Gravity demonstrates that the RealD platform can deliver strong results when a high-quality film is supported with proper marketing of the 3D format and appropriate 3D programming. As we did with Gravity, our goal is to identify these types of films early-on, work closely alongside the key film constituents and dedicate resources to maximize the performance of each film across our platform.”

“At the same time, profitability and free cash flow in the quarter benefitted from reduced levels of operating expenses and capital expenditures, the result of recent actions taken to optimize our financial performance and better position the company for the future,” Mr. Lewis added.  “Looking ahead, we will continue to invest in our international growth markets, as well as continue our focus on visual technology initiatives that are expected to offer compelling growth potential for RealD over the longer term. Notably, subsequent to quarter-end, we were pleased to announce RealD TrueImage™, the first measurable display of our effort to expand RealD’s business beyond 3D.”

Third Quarter Fiscal 2014 Financial Highlights

•                 Total revenue was $55.4 million, comprised of license revenue of $35.6 million and product and other revenue of $19.8 million.   For the third quarter of fiscal 2013, total revenue was $46.9 million, comprised of license revenue of $30.3 million and product and other revenue of $16.6 million.

•                 GAAP net loss attributable to common stockholders was $271,000, or $0.01 per share, compared to GAAP net loss attributable to common stockholders of $4.2 million, or $0.08 per share, for the third quarter of fiscal 2013.

•                 Adjusted EBITDA was $21.3 million, compared to $10.9 million in the third quarter of fiscal 2013.

•                 As previously announced, RealD has modified its definition of Adjusted EBITDA for financial reporting purposes to align with the Adjusted EBITDA definition under RealD’s credit facility.  As a result, the prior year calculation of Adjusted EBITDA was revised to conform with RealD’s new definition of Adjusted EBITDA.

•                 Adjusted EBITDA is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net income (loss).

Nine-Month Fiscal 2014 Financial Highlights

•                 Total revenue was $158.6 million, comprised of license revenue of $103.9 million and product and other revenue of $54.7 million.   For the nine months ended December 31, 2012, total revenue was $170.1 million, comprised of license revenue of $106.5 million and product and other revenue of $63.6 million.

•                 GAAP net loss attributable to common stockholders was $6.5 million, or $0.13 per share, compared to GAAP net loss attributable to common stockholders of $5.4 million, or $0.10 per share, for the nine months ended December 31, 2012.

•                 Adjusted EBITDA was $51.0 million, compared to $45.1 million for the nine months ended December 31, 2012.

Cash Flows and Balance Sheet Highlights

•                 For the nine months ended December 31, 2013, cash flows from operating activities were $21.5 million and total capital expenditures were $19.4 million, resulting in free cash flow of $2.1 million.  The Company expects that its future cash flows will vary considerably from quarter to quarter, due to box office seasonality, among other factors.

•                 Free cash flow is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net cash provided by operating activities.

•                 As of December 31, 2013, cash and cash equivalents were $29.6 million and total debt was $49.4 million.

Key Metrics

•                 Estimated box office generated on RealD-enabled screens(1) for the third quarter of fiscal 2014 was $752 million ($341 million domestic, $411 million international).   In the third quarter of fiscal 2013, estimated box office generated on RealD-enabled screens was $643 million ($299 million domestic, $344 million international).

•                 Eight 3D films were released in the third quarter of fiscal 2014, compared to nine 3D films in the third quarter of fiscal 2013.  These figures reflect the number of 3D films released domestically during the periods.

•                 International markets generated 67% of license revenue and 33% of product and other revenue in the third quarter of fiscal 2014.

•                 As of December 31, 2013, RealD had deployed approximately 24,800 RealD-enabled screens, an increase of 12% from approximately 22,200 screens as of December 31, 2012, and an increase of 600 screens (100 domestic, 500 international), or 2%, from approximately 24,200 screens as of September 30, 2013.

•                 As of December 31, 2013, RealD had approximately 13,400 domestic screens at approximately 3,000 domestic theater locations and approximately 11,400 international screens at approximately 2,900 international theater locations.

(1)         Estimated domestic box office on RealD-enabled screens represents the estimated 3D box office generated on RealD-enabled domestic screens. Estimated international box office on RealD-enabled international screens is the estimated 3D box office generated on RealD-enabled international screens.  RealD’s estimates of box office on RealD-enabled screens rely on box office tracking data.  International box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 19 foreign countries where box office tracking is available.  RealD estimates these countries represent approximately 85% of RealD’s international license revenues.

3D Theatrical Release Schedule for the Fourth Quarter of Fiscal 2014 and First Three Quarters of Fiscal 2015

(As of February 5, 2014 – Domestic)

Fiscal Q4 2014	Film	Domestic Release Date
(ending 3/31/14)	The Legend of Hercules	1/10/2014
	The Nut Job	1/17/2014
	I, Frankenstein	1/24/2014
	The Lego Movie	2/7/2014
	Pompeii	2/21/2014
	Mr. Peabody and Sherman	3/7/2014
	300: Rise of an Empire	3/7/2014
	Need for Speed	3/14/2014

Fiscal Q1 2015	Film	Domestic Release Date
(ending 6/30/14)	Captain America: The Winter Soldier	4/4/2014
	Rio 2	4/11/2014
	Amazing Spider-Man #2	5/2/2014
	Legends of Oz	5/9/2014
	Untitled Godzilla Project	5/16/2014
	X-Men: Days of Future Past	5/23/2014
	Maleficent	5/30/2014
	Edge of Tomorrow	6/6/2014
	How to Train Your Dragon 2	6/13/2014
	Transformers: Age of Extinction	6/27/2014

Fiscal Q2 2015	Film	Domestic Release Date
(ending 9/30/14)	Dawn of The Planet of the Apes	7/11/2014
	Jupiter Ascending	7/18/2014
	Planes: Fire and Rescue	7/18/2014
	Step Up All In	7/25/2014
	Guardians of The Galaxy	8/1/2014
	Sin City: A Dame to Kill For	8/22/2014
	The Boxtrolls	9/26/2014

Fiscal Q3 2015	Film	Domestic Release Date
(ending 12/31/14)	Big Hero 6	11/7/2014
	Home	11/26/2014
	Exodus	12/12/2014
	Tomorrowland	12/12/2014
	Hobbit: There And Back Again	12/17/2014

Sources: Rentrak and imdb.com.

Conference Call Information

Members of RealD’s management will host a conference call to discuss RealD’s financial results for the third quarter of fiscal 2014, beginning at 4:30 p.m. ET (1:30 p.m. PT), today, February 5, 2014.  To access the call via telephone, interested parties should dial (855) 769-4820 (U.S.) or (407) 374-0083 (International) ten minutes prior to the start time and use conference ID 33414570.

The conference call will also be broadcast live over the Internet, hosted at the Investor Relations section of RealD’s website at www.reald.com.  An archived replay of the call will be available via webcast at www.reald.com or by dialing (855) 859-2056, or (404) 537-3406 for international callers. The conference ID for the telephone replay is 33414570.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements, including but not limited to: statements concerning anticipated future financial and operating performance; our expectations regarding demand and acceptance for our technologies; RealD’s ability to continue to derive substantial revenue from the licensing of RealD’s 3D technologies for use in the motion picture industry; 3D motion picture releases and conversions scheduled for fiscal 2014 ending March 31, 2014 and beyond, their commercial success and consumer preferences, that, in recent periods, have trended in favor of 2D over 3D in some motion pictures in domestic and international markets; our ability to increase our revenues and the number of RealD-enabled screens in domestic and international markets and our market share; our ability to supply our solutions to our customers on a timely basis; RealD’s relationships with its exhibitor and studio partners and the business model for 3D eyewear in North America; the progress, timing and amount of expenses associated with RealD’s research and development activities, which may increase in future periods; market and industry trends, including growth in 3D content; our plans, strategies and expected opportunities; the deployment of and demand for our products and products incorporating our technologies; RealD’s projected operating results; and competitive pressures in domestic and international cinema markets impacting license and product revenues.

These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  RealD’s Annual Report on Form 10-K for the twelve months ended March 31, 2013 and other documents filed with the SEC include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

To supplement RealD’s financial statements presented on a GAAP basis, RealD provides Adjusted EBITDA and free cash flow as supplemental measures of its performance.   RealD defines Adjusted EBITDA as net income (loss) plus expenses for interest, income taxes, depreciation, amortization, impairment and stock-based compensation plus net foreign exchange loss (gain) plus expenses under RealD’s Credit Agreement for the non-U.S. GAAP category “restructuring charges, severance costs and reserves”.  RealD defines free cash flow as net cash provided by operating activities less total capital expenditures in a given period (e.g., purchases of cinema systems and property and equipment on a combined basis).

RealD presents Adjusted EBITDA in reporting its financial results to provide investors with additional tools to evaluate RealD’s operating results in a manner that focuses on what RealD’s management believes to be its ongoing business operations.  RealD presents free cash flow to provide investors a metric for our capacity to generate cash from our operating and investing activities to sustain our operating activities.  RealD’s management does not itself, nor does it suggest that investors should, consider any such Non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Adjusted EBITDA and free cash flow are used by management for planning purposes, including: the preparation of internal budgets, forecasts and strategic plans; in analyzing the effectiveness of business strategies; to evaluate potential acquisitions; in making compensation decisions; and in communications with its Board of Directors concerning financial performance. Because not all companies use identical calculations, RealD’s presentation of Adjusted EBITDA and free cash flow may not be comparable to similarly titled measures of other companies.  Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  Adjusted EBITDA also differs from the amounts calculated under the similarly titled definition in our credit agreement, which is further adjusted to reflect certain other cash and non-cash charges and is used to determine compliance with financial covenants and RealD’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers, content producers and distributors to enable the delivery and viewing of 3D and other premium content on a variety of visual displays and devices.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong; Tokyo, Japan; and Rio de Janeiro, Brazil.  For more information, please visit our website at www.reald.com.

© 2014 RealD Inc.  All Rights Reserved.

Investor Contact:

Andrew Greenebaum / Laura Bainbridge

310-829-5400

investors@reald.com

Media Contact:

Rick Heineman

310-339-9347

rheineman@reald.com

RealD Inc.

Condensed Consolidated Statements of Operations

 (In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Revenue:
License	$35,619	$30,334	$103,901	$106,499
Product and other	19,819	16,605	54,685	63,604
Total revenue	55,438	46,939	158,586	170,103
Cost of revenue:
License	11,472	10,523	33,981	34,819
Product and other	16,696	15,497	49,248	65,366
Total cost of revenue	28,168	26,020	83,229	100,185
Gross profit	27,270	20,919	75,357	69,918
Operating expenses:
Research and development	5,236	5,376	15,465	14,866
Selling and marketing	6,842	6,053	20,295	18,872
General and administrative	13,161	12,346	39,533	35,797
Total operating expenses	25,239	23,775	75,293	69,535
Operating income (loss)	2,031	(2,856)	64	383
Interest expense, net	(525)	(426)	(1,765)	(1,027)
Other income (loss)	(47)	(183)	227	(557)
Income (loss) before income taxes	1,459	(3,465)	(1,474)	(1,201)
Income tax expense	1,614	694	4,881	4,242
Net loss	(155)	(4,159)	(6,355)	(5,443)
Net (income) loss attributable to noncontrolling interest	(116)	(1)	(101)	89
Net loss attributable to RealD Inc. common stockholders	$(271)	$(4,160)	$(6,456)	$(5,354)

Loss per common share:
Basic	$(0.01)	$(0.08)	$(0.13)	$(0.10)
Diluted	$(0.01)	$(0.08)	$(0.13)	$(0.10)

Shares used in computing loss per common share:
Basic	49,325	51,062	49,459	53,157
Diluted	49,325	51,062	49,459	53,157

RealD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	March 31,
	2013	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,621	$31,020
Accounts receivable, net	50,831	45,472
Inventories	9,351	15,430
Deferred costs – eyewear	472	538
Prepaid expenses and other current assets	5,782	3,973
Total current assets	96,057	96,433
Property and equipment, net	23,913	25,002
Cinema systems, net	113,728	125,379
Digital projectors, net-held for sale	128	728
Goodwill	10,657	10,657
Other intangibles, net	6,468	7,417
Deferred income taxes	3,001	3,001
Other assets	4,917	5,031
Total assets	$258,869	$273,648

Liabilities and equity
Current liabilities:
Accounts payable	$6,856	$22,737
Accrued expenses and other liabilities	26,608	25,013
Deferred revenue	8,171	9,916
Income taxes payable	1,668	603
Deferred income taxes	2,895	2,860
Current portion of Credit Agreement	12,500	1,042
Total current liabilities	58,698	62,171
Credit Agreement, net of current portion	36,875	46,458
Deferred revenue, net of current portion	7,309	10,392
Other long-term liabilities and customer deposits	5,106	5,438
Total liabilities	107,988	124,459
Commitments and contingencies

Equity (deficit)
Common stock	347,976	332,694
Accumulated deficit	(196,813)	(182,846)
Accumulated other comprehensive income	391	115
Total RealD Inc. stockholders’ equity	151,554	149,963
Noncontrolling interest	(673)	(774)
Total equity	150,881	149,189

Total liabilities and equity	$258,869	$273,648

RealD Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	December 31, 2013	December 31, 2012
Cash flows from operating activities
Net loss	$(6,355)	$(5,443)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	30,082	24,130
Deferred income tax	35	(49)
Non-cash interest expense	281	342
Non-cash stock compensation	13,605	13,965
Gain on sale of fixed assets	103	44
Impairment of long-lived assets and related purchase commitments	3,547	6,581
Changes in operating assets and liabilities:
Accounts receivable	(5,359)	6,361
Inventories	6,079	26,465
Prepaid expenses and other current assets	(1,809)	(2,372)
Deferred costs - eyewear	66	581
Other assets	114	(661)
Accounts payable	(15,848)	(5,595)
Accrued expenses and other liabilities	1,314	(2,092)
Other long-term liabilities and customer deposits	(572)	1,767
Income taxes receivable/payable	1,065	(176)
Deferred revenue	(4,828)	(865)
Net cash provided by operating activities	21,520	62,983

Cash flows from investing activities
Purchases of property and equipment	(3,805)	(11,665)
Purchases of cinema systems and related components	(15,646)	(12,774)
Proceeds from sale of fixed assets	215	2,474
Net cash used in investing activities	(19,236)	(21,965)

Cash flows from financing activities
Proceeds from credit facility	37,500	47,500
Repayments on credit facility	(35,625)	(37,500)
Payments of debt issuance costs	–	(1,167)
Proceeds from exercise of stock options	1,374	1,070
Proceeds from employee stock purchase plan	303	611
Repurchases of common stock	(7,511)	(47,759)
Distributions to noncontrolling interests	–	(1,000)
Net cash used in financing activities	(3,959)	(38,245)
Effect of currency exchange rate changes on cash and cash equivalent	276	–
Net increase (decrease) in cash and cash equivalents	(1,399)	2,773
Cash and cash equivalents, beginning of period	31,020	24,894
Cash and cash equivalents, end of period	$29,621	$27,667

RealD Inc.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended		Nine months ended
	December 31,	December 31,	December 31,	December 31,
(in thousands)	2013	2012	2013	2012

Net loss	$(155)	$(4,159)	$(6,355)	$(5,443)
Add (deduct):
Interest expense, net	525	426	1,765	1,027
Income tax expense	1,614	694	4,881	4,242
Depreciation and amortization	10,318	8,194	30,082	24,130
Other (income) loss (1)	47	183	(227)	557
Share-based compensation expense (2)	4,487	4,871	13,605	13,965
Impairment of assets and intangibles (3)	764	680	3,547	6,581
Cost reduction plan (4)	3,657	-	3,657	-
Adjusted EBITDA (5)	$21,257	$10,889	$50,955	$45,059

(1)         Includes gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)         Represents share-based compensation expense of nonstatutory and incentive stock options and restricted stock units and employee stock purchase plan to employees, officers and directors.

(3)         Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(4)         Expenses under RealD’s Credit Agreement for the non-U.S. GAAP category “restructuring charges, severance costs and reserves”.

(5)         As previously announced, RealD has modified its definition of Adjusted EBITDA for financial reporting purposes to align with the Adjusted EBITDA definition under RealD’s credit facility.  As a result, the prior year calculation of Adjusted EBITDA was revised to conform with RealD’s new definition of Adjusted EBITDA.

RealD Inc.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Nine months ended
	December 31,	December 31,
	2013	2012
(in thousands)
Net cash provided by operating activities	$21,520	$62,983
Purchases of property and equipment	(3,805)	(11,665)
Purchases of cinema systems and related	(15,646)	(12,774)
Free cash flow	$2,069	$38,544